Exhibit 1.01
Flotek Industries, Inc.
Conflict Minerals Report
For The Year Ended December 31, 2013
Overview
This is the Conflict Minerals Report for Flotek Industries, Inc. (“Flotek” or "the Company") for calendar year 2013 in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 1502”) and Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), that requires Flotek to perform certain procedures and disclose information about the use and origin of “conflict minerals” if these minerals are deemed to be necessary to the functionality or production of a product manufactured, or contracted to be manufactured. The minerals covered by these rules are commonly referred to as conflict minerals and include tin, tantalum, tungsten and gold (collectively "3TG").
Flotek is a diversified, technology-driven company that develops and supplies oilfield products, services and equipment to the oil, gas and mining industries, and high value compounds to companies that make cleaning products, cosmetics, food and beverages and other products that are sold in the consumer and industrial markets.
The Company has four strategic business segments: Energy Chemical Technologies, Consumer and Industrial Chemical Technologies, Drilling Technologies and Production Technologies (previously referred to as Artificial Lift Technologies).
The Company’s supply chain is both global and complex, and there are multiple tiers of suppliers between the Company and the original sources of minerals used in the Company’s products. Therefore, the Company relied on its direct suppliers to provide information about the origin of 3TG in the raw materials and components it purchases that are used in the products it sells.
Reasonable Country of Origin Inquiry
In accordance with Section 1502 and Rule 13p-1, Flotek has performed a ‘reasonable country of origin inquiry’ (RCOI) on minerals that were in our supply chain after January 31, 2013 to determine whether these minerals were sourced from the Democratic Republic of Congo or adjoining countries or come from recycled or scrap sources. As a result of the RCOI process, Flotek has concluded in good faith that during 2013, conflict minerals are necessary to the functionality or production of our product offerings and that components and subassemblies sourced from a global supply base are used, in whole or in part, by Flotek to produce our products.
Due Diligence
In accordance with Rule 13p-1, Flotek performed due diligence to determine the source and chain of custody of the 3TG minerals in the Company’s product offerings. Flotek designed its due diligence measures to conform in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas Second Edition (OECD 2012) (“OECD Guidance”) and related Supplements for each of the conflict minerals. This process included building conflict minerals awareness across the supply base and the survey of all direct material suppliers that were known to or may have provided products containing metal and/or conflict minerals.
Flotek occupies a “downstream” position in the supply chain and followed the principles outlined in the OECD Guidance for downstream companies with no direct relationships to smelters or refiners. In this context, “downstream” refers to the supply chain from smelters and refiners to retailers; it includes companies such as ours, as well as product and component manufacturers and retailers. A summary of Flotek’s activities in line with the OECD Guidance are outlined below.

Step 1: Establish strong company management systems:

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Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas: The Company adopted a formal policy that reflects Flotek's desire to procure DRC Conflict Free minerals for its products over time.

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Structure internal management systems to support supply chain due diligence: Flotek has established a governance model to oversee the implementation and ongoing management of the Conflict Minerals Compliance Program. The objective is to develop, document and maintain a governance structure which enables sustainable compliance and actively mitigates the risk of not meeting regulatory requirements. The governance model consists of two internal groups; the Conflict Minerals Steering Committee and Conflict Minerals Core Team. These groups are made up of cross-functional teams with members at varying levels of responsibility that are best suited to effectively implement and manage on an ongoing basis the Company's Conflict Minerals Compliance Program throughout the entire organization.

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Establish a system of controls and transparency over the mineral supply chain: Flotek implemented a process to evaluate parts and suppliers in the supply chain for potential conflict minerals risk. Flotek intends to update supplier agreements to require suppliers and licensees to provide information on their use and source of conflict minerals. Flotek intends to actively cooperate and participate with industry associations to enhance transparency and traceability in the supply chain. Flotek uses a standardized documentation format to capture key program decisions, processes, and procedures. In accordance with its document retention policy, Flotek maintains conflict minerals records for a minimum of five years.

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Strengthen company engagement with suppliers: Flotek intends to communicate its policy regarding conflict minerals to all suppliers, provide at risk suppliers compliance training and review supplier responsibilities within the supply chain.

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Establish a company level grievance mechanism: Through the Company’s existing Whistleblower Hotline and feedback mechanism on its website, Flotek has in place a company level grievance mechanism available to all interested parties to provide information or voice their concerns regarding the company's sourcing and use of conflict minerals in its products.

Step 2: Identify and assess risks in the supply chain:

•	Identify high risk parts and suppliers: Flotek analyzed products for conflict minerals and assessed the risk that they may contain conflict minerals from the affected areas.

•	Survey the suppliers: Flotek requested suppliers to complete a survey based on the EICC-GeSI (Electronic Industry Citizen Coalition - Global e-Sustainability Initiative) template.

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Collect responses: Flotek conducted a review of supplier responses to determine that all required questions and sections of the EICC-GeSI template were completed and followed up with any supplier that did not complete all required questions. Survey responses were validated for completeness and sufficiency and assigned a conflict minerals status code. Specific vendor corrective actions will depend on factors such as vendor size, risk level and vendor capabilities.

•	Aggregate supplier survey responses: Flotek reviewed aggregate supplier survey responses and reported key metrics as part of the weekly conflict minerals reporting process.

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Review and assess smelter information: Flotek conducted a review of summary smelter information to determine if the smelter is certified as conflict free or presents a "red flag" as defined by the OECD

Guidance. To make the determination of each smelter’s conflict status, Flotek relied upon information provided by the Conflict Free Sourcing Initiative (“CFSI”). CFSI conducts a Conflict Free Smelter Program, in which it certifies smelters and refiners worldwide as being conflict free after confirming specific information including country of origin for conflict minerals that the smelter/refiner may purchase for its operations. CFSI makes available to the public the list of smelters/refiners that have been certified by CFSI as conflict free.

Step 3: Design and implement a strategy to respond to identified risks:

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Report findings to designated senior management outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment: Flotek completed an OECD gap analysis and provided a summary of the identified risks and gaps to the Steering Committee with recommended action plans to reduce these risks and close the gaps.

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Devise and adopt a risk management strategy: Flotek developed a risk mitigation strategy with the goal of systematically reducing the extent of exposure to the identified risks and the likelihood of their occurrence.

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Implement the risk management plan, monitor and track performance of risk mitigation, report back to designated senior management and consider suspending or discontinuing engagement with a supplier after failed attempts at mitigation: Flotek intends to implement a risk management plan. Unresponsive suppliers may be evaluated for corrective action that may include removal from the Company's list of approved vendors.

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Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances: Additional fact finding, risk assessments, and changes in circumstances will take place as part of Flotek's annual review of our Conflict Minerals compliance strategy and as part of our on-going compliance efforts.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices:

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Plan an independent third party audit of the smelter/refiner's due diligence for responsible supply chains of minerals: In accordance with the OECD Guidance, Flotek intends to participate and contribute through industry organizations or other suitable means to appoint auditors and define the terms of the audit in line with the standards and processes set out in the OECD Guidance. Flotek intends to join or build partnerships with these industry organizations.

Step 5: Report annually on supply chain due diligence:

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Annually report or integrate, where practical, into annual sustainability or corporate responsibility reports, additional information on due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas: Flotek implemented a process to summarize, review and approve compliance results, complete the Form Specialized Disclosure and the Conflict Minerals Report and timely file this report with the Securities and Exchange Commission.

•	Flotek received the following results from it Reasonable Country of Origin Inquiry:

◦	Initial Assessment and Survey Process:

▪	Suppliers surveyed: 31

▪	Responses received: 27

◦	Supplier Responses:

▪	No Conflict Minerals in materials provided to Flotek: 4

▪	Conflict Minerals do not originate from DRC or adjoining countries: 20

▪	Conflict Minerals source is unknown: 3

Results
The due diligence procedures described above resulted in the following assertions:

•	Flotek is unable to determine and to identify the facilities used to process those necessary conflict minerals.

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Suppliers responding to our inquiries indicated that the information provided was at a company or divisional level, and we were unable to determine the country of origin of the products specifically sold to Flotek.

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Consistent with the OECD Guidance for downstream companies such as Flotek, we attempted to determine the mine or location of origin of necessary conflict minerals with the greatest possible specificity as part of the due diligence measures described above, including a review of whether the smelters reported to be in the supply chain of our direct suppliers were verified as compliant with the Conflict Free Smelter Program. The results of this effort were inconclusive.

The due diligence process discussed above is an ongoing process. As Flotek continues to conduct due diligence on its products, it will continue to refine procedures to meet the goals and adhere to values set forth in the policy outlined above. This Conflict Minerals Report was not the subjected to an independent private sector audit, as such an audit is not required by paragraph (c)(1)(iv) of the instructions to Item 1.01.